Exhibit 99

National Financial Partners Announces Preliminary Financial Results for the Fourth Quarter of 2007, Stock Buyback Authorization, and Recent Acquisition Activity

NEW YORK, NY – February 5, 2008 – National Financial Partners Corp. (NYSE: NFP), a national network of independent financial advisors specializing in life insurance and wealth transfer, corporate and executive benefits, and financial planning and investment advisory services, today announced preliminary financial results for the fourth quarter of 2007, a stock buyback authorization, and recent acquisition activity.

Net income per diluted share for the fourth quarter of 2007 is expected to be $0.46 to $0.47, compared to $0.44 per diluted share for the fourth quarter of 2006. Cash earnings per diluted share for the fourth quarter of 2007 is expected to be $0.82 to $0.83, compared to $0.79 per diluted share for the fourth quarter of 2006. For the year, net income per diluted share is expected to be $1.34 to $1.35, compared to $1.43 per diluted share in 2006. Excluding the cost of a management agreement buyout in the second quarter, 2007 cash earnings per diluted share is expected to be $2.85 to $2.86, compared to $2.61 per diluted share in 2006. (Cash earnings is a non-GAAP number, which the Company defines as net income excluding amortization of intangibles, depreciation, and impairment of goodwill and intangible assets.)

In the fourth quarter of 2007, total revenue is expected to increase approximately 15.0%. Revenue growth during the quarter is expected to be impacted by “same store” revenue growth of approximately 7.6% and a strong contribution by new firms. “Same store” revenue growth has improved significantly from negative 7.6% in the first half of 2007 to an anticipated 7.3% in the second half of the year. For 2007, total revenue is expected to increase approximately 10.9% and “same store” revenue growth is anticipated to be flat. Through 2007, our annual weighted average “same store” revenue growth since NFP’s inception in 1999 is anticipated to be approximately 9.6%. Gross margin is expected to improve slightly to approximately 19.1% in the fourth quarter of 2007 compared to 18.9% in the fourth quarter of 2006.

The fourth quarter is also expected to be impacted by a higher tax rate resulting from a decrease in pre-tax earnings to non-deductible expenses and a shift in earnings mix and tax rates among states. Had these items remained consistent from the end of the third quarter through the fourth quarter of 2007, expected cash earnings per share would have been approximately $0.89 to $0.90.

Jessica Bibliowicz, Chairman and Chief Executive Officer, said, “Excluding the management agreement buyout, we anticipate full year cash EPS growth of approximately 10%, below our 15% to 20% cash EPS growth target. The shortfall is expected to be largely the result of lower than anticipated revenue during the fourth quarter at some large retail life firms. Overall, we believe the life insurance market continues to strengthen as indicated by a 19% increase in earned first year commissions in the fourth quarter at NFP Insurance Services, Inc., our Austin-based marketing organization, and Highland Capital Brokerage, our largest life insurance brokerage general agent.

There has been no fundamental change in our business, the NFP model is strong, the alignment between firm principals and shareholders is intact, and we believe the NFP franchise is well positioned for future growth. Looking forward to 2008 and beyond, we continue to see strong growth in the markets we serve and are targeting high single digit ‘same store’ revenue growth.”

Ms. Bibliowicz continued, “Over the long-term, we believe our cash EPS growth will be in the double digits, which is management’s goal and how we measure our own success. However, we believe that it is not practical to provide quarterly or annual guidance given the interim volatility and unpredictability of short-term earnings, particularly in our life insurance businesses.

We are committed to building a premier independent financial services distribution company with sustainable, long-term growth potential. We will continue to provide and update, as appropriate, full-year ‘same store’ revenue growth and acquired base earnings targets as well as other key financial metrics.”

Stock Buyback Authorization

NFP’s Board of Directors has authorized the repurchase of up to $45 million of the Company’s common stock on the open market, at times and in such amounts as management deems appropriate. The timing and actual number of shares repurchased will depend on a variety of factors, including capital availability, acquisition pipeline, share price, and market conditions.

Ms. Bibliowicz commented, “We are continually evaluating the best use of our capital. We expect to continue to focus our energy and capital on expanding and diversifying our network of financial services businesses and increasing recurring revenue to support and enhance growth. Based on our current outlook, the acquisition pipeline remains healthy and our acquisition strategy has not changed. We will, however, utilize the capital resources currently available to repurchase shares if and when we deem it appropriate.”

Acquisitions

NFP completed eight transactions effective January 1, 2008 (including four sub-acquisitions) representing $10.9 million in base earnings.

$3.9 million of the base earnings acquired related to seven transactions, including four group benefits firms (three of which are sub-acquisitions), a specialty insurance brokerage focused on bank-owned life insurance products, a property and casualty sub-acquisition, and an estate planning firm. NFP paid approximately $13.8 million in cash and issued approximately 138,000 shares of common stock for these seven firms. In aggregate, these seven transactions generated approximately $11.4 million in 2007 revenue.

$7.0 million of the base earnings acquired related to the acquisition of a group benefits intermediary and its subsequent merger with an existing NFP firm, also a group benefits intermediary. Combined, NFP paid approximately $41.1 million in this transaction, which consisted of approximately 70% cash and 30% common stock. $3.0 million of the acquired base earnings were from the newly acquired entity, and $4.0 million of the acquired base earnings represented an increase in NFP’s economic interest in the combined entity. The newly acquired group benefits intermediary had approximately $8.6 million in 2007 revenue. In connection with this acquisition and subsequent merger, NFP anticipates that a portion of the consideration will be recognized as a prepaid asset and will incur an additional management fee expense of approximately $1.1 million per year commencing in the first quarter of 2008.

Ms. Bibliowicz commented, “The 2008 acquisition year is off to a solid start. The NFP acquisition model remains the structure of choice for sellers committed to the ongoing management of their businesses and continued growth. We remain on track to reach our 2008 acquisition goal of $20 million in acquired base earnings. The acquisition and subsequent merger with an existing NFP firm in the group benefits intermediary space increases our presence in a scalable niche market and facilitates long-term succession planning at an important NFP firm with strong recurring revenue. Looking beyond these transactions, our pipeline remains healthy.”

Earnings Conference Call

The Company will conduct its fourth quarter 2007 earnings conference call and audio webcast on February 13, 2008, from 8:00 to 9:00 a.m. (ET). The conference call will be available live via telephone and the Internet. To access the call, dial (617) 597-5363 (when prompted, callers should provide the access code “NFP”). To listen to the conference call over the Internet, visit www.nfp.com (through a link on the Investor Relations page). The conference call will be available for replay via telephone and Internet for a period of 90 days. To listen to a replay of the conference call via telephone, dial (888) 286-8010. The access code for the replay is 98583514. To access the replay of the conference call over the Internet, visit the above-mentioned Web site.

Defined Terms

Firms included in the “same store” revenue growth calculation encompass firms that were owned by NFP for at least four full quarters at the beginning of the fourth quarter of 2007. The term base earnings represents the cumulative preferred portion of the pre-tax earnings before owners’ compensation of acquired firms that the Company capitalizes at the time of acquisition. More detailed definitions of “same store” revenue growth and base earnings can be found in the Company’s Quarterly Financial Supplement for the period ended September 30, 2007, which is available on the Company’s Web site at www.nfp.com.

Reconciliation of Non-GAAP Measures

The Company analyzes its performance using non-GAAP measures called cash earnings and cash earnings per diluted share. Cash earnings are defined as net income, excluding amortization of intangibles, depreciation and impairment of goodwill and intangible assets. Cash earnings per diluted share are calculated by dividing cash earnings as defined above by the number of weighted average diluted shares outstanding for the period indicated. The Company believes these non-GAAP measures provide additional meaningful methods of evaluating certain aspects of the Company’s operating performance from period to period on a basis that may not be otherwise apparent under GAAP. Cash earnings and cash earnings per diluted share should not be viewed as substitutes for GAAP net income and GAAP net income per diluted share, respectively.

About National Financial Partners Corp.

Founded in 1998, National Financial Partners Corp. (“NFP”) is a leading independent distributor of financial services products to high net worth individuals and entrepreneurial companies. NFP is headquartered in New York and operates a distribution network of over 180 firms.

Forward-Looking Statements

This release contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements, and may contain the words “anticipate,” “expect,” “intend,” “plan,” “believe,” “estimate,” “may,” “will” and “continue” and similar expressions of a future or forward-looking nature. Forward-looking statements may include discussions concerning revenue, expenses, earnings, cash flow, dividends, capital structure, credit facilities, market and industry conditions, premium and commission rates, interest rates, contingencies, the direction or outcome of regulatory investigations and litigation, income taxes and NFP’s operations. These forward-looking statements are based on management’s current views with respect to future results, and are subject to risks and uncertainties. Factors that could cause actual results to differ materially from those contemplated by a forward-looking statement include: (1) NFP’s success in acquiring high quality independent financial services distribution firms, (2) the performance of NFP’s firms following acquisition, (3) competition in the business of providing financial services to the high net worth and entrepreneurial corporate markets, (4) NFP’s ability, through its operating structure, to respond quickly to regulatory, operational or financial situations and to grow its business, (5) NFP’s ability to effectively manage its business through the principals of its firms, (6) changes in tax laws, including the elimination or modification of the federal estate tax and any change in the tax treatment of life insurance products, (7) changes in the pricing, design or underwriting of insurance products, (8) changes in premiums and commission rates, (9) adverse developments or volatility in the insurance markets in which NFP operates, resulting in fewer sales of insurance-related products, (10) adverse results or other consequences from litigation, arbitration or regulatory investigations, including those related to compensation agreements with insurance companies and activities within the life settlements industry, (11) uncertainty in the insurance and life settlements industries arising from investigations into certain business practices by various governmental authorities and related litigation, (12) the reduction of NFP’s revenue and earnings due to the elimination or modification of compensation arrangements, including contingent compensation arrangements, (13) changes in interest rates or general economic conditions, (14) the impact of legislation or regulations in jurisdictions in which NFP’s subsidiaries operate, including the possible adoption of comprehensive and exclusive federal regulation over all interstate insurers, (15) adverse results or other consequences from higher than anticipated compliance costs, including those related to expenses arising from internal reviews of business practices and regulatory investigations, and (16) other factors described in NFP’s filings with the Securities and Exchange Commission including its Annual Report on Form 10-K for the year ended December 31, 2006, filed with the Securities and Exchange Commission on February 22, 2007. Forward-looking statements speak only as of the date on which they are made. NFP expressly disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Source: National Financial Partners Corp.

Contacts:

Investor Relations:	Media Relations:
Marc Gordon	Elliot Holtz
National Financial Partners	National Financial Partners
ir@nfp.com	communications@nfp.com
212-301-4033	212-301-4060

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